Exhibit 3.1

State of Delaware
Secretary of State
Division of
Corporations

Delivered 07:33 PM 08/21/2014
FILED 07:33 PM 08/21/2014
SRV 141098463 - 4705663 FILE

iSpecimen Inc.

THIRD AMENDED & RESTATED CERTIFICATE OF INCORPORATION

* * * * * *

1.    The present name of the Corporation is iSpecimen Inc., which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 2. 2009. The Corporation filed its Amended & Restated Certificate of Incorporation on June 28. 20 I 0. The Corporation filed its Second Amended & Restated Certificate of Incorporation on August 31, 2012.

2,     The Certificate of Incorporation of the Corporation, as so amended to date, is hereby amended and restated as set forth in the Third Amended & Restated Certificate of Incorporation hereinafter provided for.

3.     The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented to date, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Third Amended & Restated Certificate of iSpecimen Inc., without any further amendment(s) other than the amendment(s) herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

4.     The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

5.     The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Third Amended & Restated Certificate of Incorporation, shall read as follows:

* * * * * * *

ARTICLE FIRST. The name of the Corporation is iSpecimen Inc. (the "Corporation").

ARTICLE SECOND. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite IOI, City of Dover 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Twenty Four Million (24,000,000) shares, consisting of (i) Sixteen Million (16,000,000) shares of Common Stock, with a par value of $0.0001 per share (the "Common Stock"), and (ii) Eight Million (8,000,000) shares of Preferred Stock, with a par value of

$0.0001 per share (the "Preferred Stock").

iSpecimen Inc.
Third Amended & Restated Certificate of Incorporation

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.	PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Corporation's Board of Directors (the "Board") may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Third Amended & Restated Certificate of lncorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to tl1e benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi)  be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of this Certification of Incorporation or the Corporation's By-Laws, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; ( viii) be entitled to voting rights, special voting rights, or no voting rights, as may be set forth in the applicable instrument; or (ix) be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board may deem advisable and as are not inconsistent with law and the provisions of this Third Amended & Restated Certificate of Incorporation.

* * * * * * * * * *

1.            Description and Designation of the Series A Preferred Stock A total of Three Million Four Hundred Twenty Seven Thousand Eight Hundred Seventy One (3,427,871) shares of the Corporation's previously undesignated Preferred Stock, $0.001 par value, shall be designated as the "Series A Preferred Stock" The original issue price per share of the Series A Preferred Stock shall be $0.762 per share (the "Series A Original Issue Price"). A total of Five Hundred Fifty Six Thousand Five Hundred Fifty (556,550) shares of the Corporation's previously undesignated Preferred Stock, $0.001 par value, shall be designated as the "Series A-1 Preferred Stock" The original issue price per share of the Series A-1 Preferred Stock shall be $1.00808 per share (the "Series A-1 Original Issue Price"). A total of Three Million Two Hundred Thousand (3,200,000) shares of the Corporation's previously undesignated Preferred Stock, $0.001 par value, shall be designated as the "Series B Preferred Stock." The original issue price per share of the Series B Preferred Stock shall be $2.52019 per share (the "Series B Original Issue Price"). The Series A Preferred Stock and Series A-I Preferred Stock are referred to herein collectively as the "Series A/A-1 Preferred Stock", without distinction as to series. The Series A Preferred Stock, Series A-I Preferred Stock and Series B Preferred Stock are referred to herein collectively as the "Series Preferred Stock", without distinction as to series. When used herein, the term "Original Issue Price" means each of the Series A Original Issue Price, the Series A-I Original Issue Price and the Series B Original Issue Price, as tl1e case may be.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

2.	Dividends.

(a)              6% Cumulative. Non-Compounding Dividend. The holders of Series Preferred Stock, shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of six percent (6%) per share of the Original Issue Price of each series of Series Preferred Stock from the date of original issuance of each share of each such series of Series Preferred Stock by the Corporation to the original holder (the "Series Preferred Cumulative Dividend"). Such Series Preferred Cumulative Dividend shall accumulate annually but not compound, whether or not declared by the Board, from the date of original issuance by the Corporation of each share of each such series to any initial holder, and shall accrue until paid as set forth herein. The Series Preferred Cumulative Dividend shall be payable only upon a Liquidation Event as provided in Section 3 (including any election to treat a merger or sale as such as a Deemed Liquidity Event, as defined below). Upon any voluntary conversion of the Series Preferred Stock or Qualified Public Offering (as defined herein), no accrued but unpaid Series Preferred Cumulative Dividend on the shares of Series Preferred Stock so converted shall be due and payable. Dividends on the Series Preferred Stock will be paid in preference to dividends paid on any other equity securities of the Corporation.

(b)              Participating Dividends. In the event that the Board shall declare a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series Preferred Stock shall be entitled to the amount of dividends on the Series Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series Preferred Stock of each series held by each holder, and not upon each share of Series Preferred Stock so held by the holder.

3.	Liquidation, Dissolution or Winding Up.

(a) Treatment at Liquidation. Dissolution or Winding Up - Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (each, a "Liquidation Event"), before any distribution or payment is made to any holders of Series A/A-1 Preferred Stock or Common Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series B Preferred Stock with respect to liquidation preferences, the holders of Series B Preferred Stock shall be entitled to be paid prior to the Series A/A-1 Preferred Stock and Cornn1on Stock out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Series B Original Issue Price per share of Series B Preferred Stock held by any holder plus any declared but w1paid Series Preferred Cumulative Dividend (if any) (the "Series B Liquidation Preference"). In lieu of receiving the Series B Liquidation Preference amount, the holders of the Series B Preferred Stock may elect to convert to Common Stock pursuant to Section 5 hereof at any time prior to any liquidation, dissolution or winding up.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

If, upon liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the Series B Liquidation Preference to which they otherwise would be entitled, the holders of Series B Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full.

(c)              Treatment at Liquidation. Dissolution or Winding Up - Series AJA-I Preferred Stock. In the event of any Liquidation Event, before any distribution or payment is made to any holders of Common Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series NA-I Preferred Stock with respect to liquidation preferences (including for tl1is purpose, the Series B Preferred Stock), the holders of Series NA-I Preferred Stock shall be entitled to be paid prior to the Common Stock out of the assets of tl1e Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Series A Original Issue Price or Series A-1 Original Issue Price per share of Series NA-I Preferred Stock held by any holder plus any declared but unpaid Series Preferred Cumulative Dividend on each such series of Series NA-I Preferred Stock (if any) (the "Series A/A-1 Liquidation Preference"). In lieu of receiving the Series NA-I Liquidation Preference, the holders of the Series N A-l Preferred Stock may elect to convert to Common Stock pursuant to Section 5 hereof at any time prior to any liquidation, dissolution or winding up. The Series NA-I Liquidation Preference and Series B Liquidation Preference are referred to collectively as the "Series Preferred Liquidation Preference".

If, upon liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of the Series A/A-I Preferred Stock the Series NA-I Liquidation Preference to which they otherwise would be entitled, the holders of Series NA-I Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series NA-I Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full.

(c} Distribution o( Residual Assets to Holders of Common Stock. After the Series B Liquidation Preference and Series NA-1 Liquidation Preference shall have been made in full to the holders of tl1e Series Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series Preferred Stock so as to be available for such payment, then the remaining assets or consideration available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by each such holder. The amounts set forth above shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock or Series Preferred Stock.

iSpecimen Inc.
Third Amended & Restated Certificate of Incorporation

(d)               Distributions Other than Cash. Whenever the distributions provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series Preferred Stock. In the event of any business combination involving non-cash consideration, the acquisition consideration (including any shares of capital stock or other securities to be delivered or exchanged by the acquiring corporation) shall be reallocated among the holders of Series Preferred Stock and Common Stock in an appropriate and equitable manner to give economic effect to the intent and purposes of Sections 3(a), 3(b) and 3(c) hereof; provided, however, that each holder of Series Preferred Stock has the right to convert such holder's shares of Series Preferred Stock at any time prior to any such merger, sale of assets or capital stock, business combination or other acquisition into shares of Common Stock.

(e)               Treatment o(Mergers. Sales o(Assets or Business Combinations. The holders of not less than a majority of the outstanding shares of Series Preferred Stock (voting together as a single class on an as converted basis) may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale of all or substantially all of the assets, outstanding capital stock or intellectual property of the Corporation, or (iii) any acquisition (other than through a direct issuance of securities by the Corporation) by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity securities of the Corporation or any material subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions in a transaction designed to be a business combination or acquisition of the Corporation and not an equity financing for the purpose of securing working capital (each, a "Deemed Liquidity Event").

If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such Deemed Liquidity Event, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series Preferred Stock and any junior stock in accordance with the preferences and priorities set forth in Sections 3(a), 3(b), 3(c) and 3(d) above, with such preferences and priorities specifically intended to be applicable in any such merger or consolidation, asset sale, as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 3(e), including without limitation, (x) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of each subseries of Series Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections 3(a), 3(b) and 3(c) above, or (y) in the case of an asset sale, redeeming the Series Preferred Stock in a manner which gives effect to the preferences and priorities set forth in Sections 3(a), 3(b) and 3(c) above.

For purposes hereof, the foregoing transactions for constituting a Deemed Liquidity Event shall not include any reorganization, merger or consolidation involving (I) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition, whether by merger, reorganization, consolidation or other form of business combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock, and does not involve (in a single transaction or series of interrelated transactions) a transfer of more than 51 % of the voting power of the Corporation in a business combination transaction.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(e) Allocation of Liquidation Preference in a Merger or Sale. The Series Preferred Liquidation Preference shall in all events be paid in cash: provided, however, that if the Series Preferred Liquidation Preference is payable in connection with a merger, consolidation or sale of capital stock, then the consideration (including any shares of capital stock to be delivered by the acquiring entity) payable to the holders of Common Stock and all series of Series Preferred Stock in connection with such event shall be allocated or reallocated, as applicable, among the holders of Common Stock and Series Preferred Stock in an appropriate and equitable manner to give economic effect to the priority of distributions among the holders of Common Stock and all series of Series Preferred Stock. The foregoing allocation to the holders of Series Preferred Stock and Common Stock shall apply notwithstanding that, pursuant to the terms of the merger, consolidation or sale of capital stock, consideration is only allocated to the holders of Common Stock, it being the intention of this Section 3 that, if a business combination is to be treated as a Deemed Liquidity Event or Liquidation Event, holders of Common Stock shall not be entitled to any payment until the holders of outstanding Series Preferred Stock have received the respective Series Preferred Liquidation Preference. If there is more than one form of consideration payable in connection with the business combination, such consideration shall be allocated proportionately to the holders of the Series Preferred Stock and Common Stock based on the amount to which each such holder of each class or series is entitled, and in accordance with the provisions of this Section 3.

4.	Voting Power.

(a)              General Voting with Common Stock. Each holder of Series Preferred Stock shall be entitled to vote on all matters submitted to the general vote of all stockholders. Each holder of Series Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The number of shares of Common Stock to which a holder of each series of the Series Preferred Stock shall be entitled to receive upon conversion shall be tl1e product obtained by multiplying tl1e conversion rate for each series of the Series Preferred Stock by the number of shares of each series of Series Preferred Stock held by such holder. Except as otherwise provided in this Third Amended & Restated Certificate of Incorporation, as amended from time to time after the date of filing of this instrument, with respect to the rights of the Senior Preferred Stock, the holders of shares of Series Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series Preferred Stock held by each holder. On the date of filing of this instrument, the holders of Series Preferred Stock vote witl1 the holders of Common Stock on the basis of one (]) share of Common Stock for each one (]) share of each series of the Series Preferred Stock so held.

(b)              General Election of Directors. The holders of the Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock (in the manner set forth above based on voting value) for the election of the directors of the Corporation. The authorized size of the Board shall be initially set at five (5) members. The Board shall be comprised of: (i) the Chief Executive Officer: (ii) one (1) individual designated by the Chief Executive Officer and elected by the holders of a majority of the outstanding shares of Common Stock; (iii) one(]) individual elected by the holders of a majority of the outstanding shares of Series A/A-1 Preferred Stock; (iv) one (I) individual elected by the holders of a majority of the outstanding shares of Series B Preferred Stock: and (v) one (I) individual to be designated by the Board and elected as an independent director by the holders of the Series Preferred Stock and Common Stock, voting together as a single class on an "as converted" basis.

iSpecimen Inc.
Third Amended & Restated Certificate of Incorporation

(c)               Right o(the Series AIA-l Preferred Stock to Designate and Elect a Director. The holders of a majority of the outstanding shares of the Series A/A-1 Preferred Stock, voting together as a single class, shall be entitled to elect one (l) director of the Corporation (the "Series A Director''). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors., the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series A/A-l Preferred Stock shall constitute a quorum for the election of the Series A Director. The holders of a majority of the shares of Series A/A-1 Preferred Stock present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum of the Series A/A-l Preferred Stock) shall then be entitled to elect the Series A Director as set forth above, and in the manner set forth above. The Series A Director may be removed during his or her term of office, with or without cause, by and only by the affirmative vote or written consent of holders of a majority of the outstanding shares of Series A/A-1 Preferred Stock. Any vacancy in the office of the Series A Director shall be filled by a person appropriately designated by the holders of a majority of the outstanding shares of Series A/A-1 Preferred Stock.

(d)              Protective Provisions of the Series AIA-1 Preferred Stock. So long as the Series A/A-1 Preferred Stock represents a minimum of twenty percent (20%) of the outstanding voting capital stock of the Corporation, the Corporation shall not, (in any case, by merger, consolidation, operation of law or otherwise), without first having obtained the prior approval of the holders of a majority of the then outstanding shares of Series A/A-I Preferred Stock (voting together as a single class on an as converted basis), given in writing or by consent or vote at a meeting:

(1) altering, changing or amending the preferences, privileges or rights of the Series A Preferred Stock or Series A-1 Preferred Stock or this Third Amended & Restated Certificate of Incorporation or Bylaws in a manner which is adverse to the holders of the Series A Preferred Stock or Series A-l Preferred Stock;

(2) increase or decrease the authorized number of shares of any series of Series Preferred Stock;

(3) approve any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(4) approve any Deemed Liquidity Event or other corporate reorganization or acquisition; or

(5) declare or pay any cash dividend or distribution or approve any repurchase with respect to the Series A/A-l Preferred Stock (except as otherwise provided in Section 2 above) or the Common Stock (other than required redemptions and repurchases under restricted stock agreements or stock option agreements with employees, advisors, consultants and others and other arrangements approved by the Board).

Further, the Corporation shall not, by amendment, alteration or repeal of this Third Amended & Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Deemed Liquidity Event, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4(d) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A/A-1 Preferred Stock against impairment.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(e)              Right of the Series B Preferred Stock to Designate and Elect a Director. The holders of a majority of the outstanding shares of the Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (l) director of the Corporation (the "Series B Director"). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series B Preferred Stock shall constitute a quorum for the election of the Series B Director. The holders of a majority of the shares of Series B Preferred Stock present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum of the Series B Preferred Stock) shall then be entitled to elect the Series B Director as set forth above, and in the manner set forth above. The Series B Director may be removed during his or her term of office, with or without cause, by and only by the affirmative vote or written consent of holders of a majority of the outstanding shares of Series B Preferred Stock. Any vacancy in the office of the Series A Director shall be filled by a person appropriately designated by the holders of a majority of the outstanding shares of Series B Preferred Stock. The Series A Director and Series B Director are referred to herein as the Investor Directors".

(!) Protective Pro1•isions o( the Series B Preferred Stock. So long as the Series B Preferred Stock represents a minimum of fifty percent (50%) of the shares of Series B Preferred Stock as originally issued by the Corporation, the Corporation shall not (in any case, by merger, consolidation, operation of Jaw or otherwise), without first having obtained the prior approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting as a single class on an as converted basis), given in writing or by consent or vote at a meeting:

(1) altering, changing or amending the preferences, privileges or rights of the Series B Preferred Stock or this Third Amended & Restated Certificate of Incorporation or Bylaws in a manner which is adverse to the holders of the Series B Preferred Stock;

(2) increase or decrease the authorized number of shares of any series of the Series Preferred Stock;

(3) approve any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(4)	approve any Deemed Liquidity Event or other corporate reorganization or acquisition;

(5) declare or pay any cash dividend or distribution or approve any repurchase with respect to the Series B Preferred Stock (except as otherwise provided in Section 2 above) or the Common Stock (other than required redemptions and repurchases under restricted stock agreements or stock option agreements with employees, advisors, consultants and others and other arrangements approved by the Board);

(6) incur indebtedness for borrowed money of greater than $I.0 million (other than working capital lines of credit and term loans from commercial banks or institutional lenders and approved by the Board), unless otherwise approved by the Board, including one of the two Investor Directors;

(7) seek to enter any interested transaction (or transaction involving a conflict of interest) involving a director, officer or employee of the Corporation (other than temporary loans or advances to any director, officer or employee for travel advances and expenses, consistent with the Corporation's policy), unless approved by the Board, including one of the two Investor Directors; or

(8) issue any series of preferred stock senior to or on a parity with the Series B Preferred Stock, unless approved by the Board, including the two Investor Directors.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

Further, the Corporation shall not, by amendment, alteration or repeal of this Third Amended & Restated Certificate of Incorporation (whether by merger, consolidation. operation of law, or otherwise) or through any Deemed Liquidity Event, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4(t) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

5,                Conversion Rights. The holders of the Series Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

(a)               General. Subject to and in compliance with the provisions of this Section 5, any shares of the Series Preferred Stock may, at the option of any holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of the Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Conversion Rate by the number of shares of Series A Preferred Stock held by such holder. The conversion rate in effect at any time for the Series A Preferred Stock shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Conversion Value, calculated as provided below (the "Series A Conversion Rate"). The Series A Conversion Value in effect from time to time, except as adjusted in accordance with this Section 5, shall be $0.762 per share (the "Series A Conversion Value").

The number of shares of Common Stock to which a holder of the Series A-I Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A-1 Conversion Rate by the number of shares of Series A-1 Preferred Stock held by such holder. The conversion rate in effect at any time for the Series A-I Preferred Stock shall be the quotient obtained by dividing the Series A-I Original Issue Price by the Series A-I Conversion Value, calculated as provided below (the "Series A-1 Conversion Rate"). The Series A-I Conversion Value in effect from time to time, except as adjusted in accordance with this Section 5, shall be $1.00808 per share (the "Series A-1 Conversion Value").

The number of shares of Common Stock to which a holder of the Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series B Conversion Rate by the number of shares of Series B Preferred Stock held by such holder. The conversion rate in effect at any time for the Series B Preferred Stock shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Conversion Value, calculated as provided below (the "Series B Conversion Rate"). The Series B Conversion Value in effect from time to time, except as adjusted in accordance with this Section 5, shall be $2.52019 per share (the "Series B Conversion Value").

Each of the Series A Conversion Rate, Series A-1 Conversion Rate and Series B Conversion Rate, as it may apply to the particular series of tl1e Series Preferred Stock so affected, are referred to herein as the "Applicable Series Preferred Conversion Rate". Each of the Series A Conversion Value, Series A-I Conversion Value and Series B Conversion Value, as it may apply to the particular series of the Series Preferred Stock so affected, are referred to herein as the "Applicable Series Preferred Conversion Value".

(b)	Adjustments to Applicable Series Preferred Conversion Value Due to Dilutive Issuances.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(i)              Dilutive Issuances of Common Stock or Common Stock Equivalents. From and after the date of filing of this instrument, if the Corporation shall, while there are any shares of any series of Series Preferred Stock outstanding, issue or sell any shares of its Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share less than the Applicable Series Preferred Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Series Preferred Conversion Value upon any such issuance or sale at less than the Applicable Series Preferred Conversion Value, except as hereinafter provided in Section 5(b)(iv), shall be lowered so as to be equal to an amount determined by multiplying the Applicable Series Preferred Conversion Value by a fraction:

(I) the numerator of which shall be (a) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all outstanding Common Stock Equivalents, but excluding any options or other Common Stock Equivalents reserved but not yet granted), plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Corporation in connection with the total number of such additional shares of Common Stock {or Common Stock Equivalents) so issued would purchase at the Applicable Series Preferred Conversion Value in effect immediately prior to such issuance, and

(2) the denominator of which shall be (a) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all outstanding Common Stock Equivalents, but excluding any options or other Common Stock Equivalents reserved but not yet granted), plus (b) the number of such additional shares of Common Stock or Common Stock Equivalents so issued.

With respect to potential adjustments of the Series A Conversion Value of the Series A Preferred Stock, the anti-dilution adjustment provisions of this Section 5(b)(i) may be waived in any instance (without the necessity of convening any separate meeting of stockholders of other classes or series) upon the written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock. With respect to potential adjustments of the Series A-1 Conversion Value of the Series A-1 Preferred Stock, the anti-dilution adjustment provisions of this Section 5(b)(i) may be waived in any instance (without the necessity of convening any separate meeting of stockholders of other classes or series) upon the written approval of the holders of a majority of the outstanding shares of Series A-l Preferred Stock. With respect to potential adjustments of the Series B Conversion Value of the Series B Preferred Stock, the anti-dilution adjustment provisions of this Section 5(b)(i) may be waived in any instance (without the necessity of convening any separate meeting of stockholders of other classes or series) upon the written approval of the holders of a majority of the outstanding shares of Series B Preferred Stock.

(ii) Treatment of Warrants. Options and Purchase Rights to Common Stock or Convertible Securities.

(]) Common Stock Equivalents. For the purposes of determining the anti-dilution adjustments under this Section 5(b), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents," and individually, a "Common Stock Equivalent"), shall be deemed an issuance of Common Stock with respect to adjustments in the Applicable Series Preferred Conversion Value, if the "Net Consideration Per Share" which may be received by the Corporation for such Common Stock or Common Stock Equivalents shall be less than the Applicable Series Preferred Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No anti-dilution adjustment of the Applicable Series Preferred Conversion Value shall be made under this Section 5(b) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the original issuance of any such Common Stock Equivalents.

iSpecimen Inc.

Third Amended & Restated Certificate of incorporation

(2)              Decreases in Net Consideration Per Share and Retroactive Adh1stment upon Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock or Common Stock Equivalents be decreased at any time, then upon the effectiveness of each such change, the Applicable Series Preferred Conversion Value will be that which would have been obtained (I) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Series Preferred Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Series Preferred Conversion Value, as adjusted pursuant to clause (1) above. Any adjustment of the Applicable Series Preferred Conversion Value with respect to this paragraph which relates to any Common Stock Equivalent shall be disregarded if. as, and when such Common Stock Equivalent expires or is cancelled without being exercised, so that the Applicable Series Preferred Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Series Preferred Conversion Value that would have been in effect had the expired or cancelled Common Stock Equivalent not been issued.

(3)              Definition of Net Consideration Per Share. For purposes of calculating the anti-dilution provisions of this Section 5(b), the "Net Consideration Per Share" which may be received by the Corporation shall mean the amount equal to the total amount of consideration, if any. received by the Corporation for the issuance of such Common Stock Equivalents (including the gross proceeds received from any convertible debt financing, or the proceeds received in connection with the issuance of Common Stock Equivalents in the event of any debt financing in which Common Stock or Common Stock Equivalents are issued), plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted. The Net Consideration Per Share which may be received by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(iii)             Consideration Other than Cash. For purposes of this Section 5(b), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of property other than cash. such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board, including the vote of the Series A Director and the Series B Director.

(iv)               Exceptions to Anti-Dilution Adjustments. The anti-dilution adjustments provided for in this Section 5(b) shall not apply under any of the circumstances with respect to the grant, issuance, transfer, disposition, offer or sale of: (i) shares of Common Stock issued upon conversion of the Series Preferred Stock (or any other series of Preferred Stock hereafter created); (ii) shares, options, warrants, or other rights issued to employees, officers, advisors, consultants or directors in accordance with plans, agreements, or similar arrangements approved by the Board; (iii) shares issued upon exercise of options, warrants, or convertible securities; (iv) shares issued as a dividend or distribution on the Series Preferred Stock or for which adjustment is otherwise made pursuant to this Third Amended & Restated Certificate of Incorporation (e.g., stock dividends and stock splits or combinations or subdivisions); (v) shares of Common Stock issued in connection with a public offering on a registration statement filed under the Securities Act of 1933 and the rules and regulations issued thereunder; (vi) shares issued or issuable pursuant to an acquisition of another corporation, a joint venture agreement or license or collaboration agreement approved by the Board; (vii) shares of equity securities issued or issuable to banks, commercial lenders, equipment lessors, venture debt organizations or otl1er financial institutions pursuant to debt financing or commercial transactions approved by the Board; (viii) shares issued or issuable in connection with any settlement approved by the Board; (ix) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, collaboration, joint venture, marketing or other similar arrangements or strategic partnerships approved by the Board; (x) shares issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions approved by the Board; {xi) shares issued pursuant to other transactions approved by the Board; and (xii) shares that are otherwise excluded by the consent of holders of a majority of the outstanding Series Preferred Stock (voting together as a single class on an as converted basis).

iSpecimen Inc.

Third Amended & Restated Certificate of incorporation

(c)              Adjustments to Conversion Value Due to Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Applicable Series Preferred Conversion Value in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Applicable Series Preferred Conversion Value in effect immediately prior to such combination shall be proportionately increased.

(d)               Dividend, Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their shares of Series Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including tl1e Conversion Date (as that term is hereafter defined), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under all provisions of this Section 5 with respect to the rights of the holders of the Series Preferred Stock.

(e)              Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in Section 5(c) and (d), or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of Series Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(/) Capital Reorganization, Merger or Sale of Assets. Subject to the provisions of Section 3(d), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in Sections 5(c), (d) and (e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person (any of which events is herein referred to as a "Reorganization"), then, as a part of such Reorganization, provision shall be made so that the holders of the Series Preferred Stock shall thereafter be entitled to receive upon conversion of tl1e Series Preferred Stock the number of shares of stock or other securities or property (including cash) of the Corporation (or of the successor corporation resulting from such merger, consolidation or sale), to which such holder would have been entitled if such holder had converted its shares of Series Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f) to the end that the provisions of this Section 5(f) (including adjustment of the Applicable Series Preferred Conversion Value then in effect) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

As provided in Section 3, upon tl1e occurrence of a Reorganization under circumstances which make the preceding paragraph applicable, the holders of at least a majority of the outstanding shares of Series Preferred Stock shall have the option of electing treatment of the shares of the Series Preferred Stock under either this Section 5(f) or Sections 3(a)-(e) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such event.

For purposes hereof, a Reorganization shall not include any reorganization, merger or consolidation involving (I) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition, whether by merger, reorganization, consolidation or other fom1 of business combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation and which does not involve a recapitalization or reorganization of the Preferred Stock or Common Stock, and does not involve (in a single transaction or series of interrelated transactions) a transfer of more than 50% of the voting power of the Corporation in a business combination.

(g)	Automatic Conversion Upon Public Offering, Equity Financing or Election o(Preferred

(i)                Mandatory Conversion of Preferred Stock. Immediately (1) upon the effectiveness of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation and/or selling stockholders in which the Corporation and/or selling stockholders receive gross proceeds equal to or greater than $25 million (a "Qualified Public Offering"), or (2) upon the approval, set forth in a written notice to the Corporation, oftl1e holders of a majority of the outstanding shares of Series A/A-1Preferred Stock of an election to convert the Series A/A-1 Preferred Stock into Common Stock, or (3) upon the approval, set forth in a written notice to the Corporation, of the holders of a majority of tl1e outstanding shares of Series B Preferred Stock of an election to convert the Series B Preferred Stock into Common Stock, then all outstanding shares of the relevant series of Series Preferred Stock (as the case may be) shall be converted automatically into the number of shares of Common Stock into which such shares of Series Preferred Stock are then convertible pursuant to this Section 5 hereof as of the closing and consummation of such underwritten public offering, or the stated date of approval of such holders of Series Preferred Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. For the avoidance of doubt, the holders of the Series A/A-1 Preferred Stock cannot compel conversion of the Series B Preferred Stock, and the holders of the Series B Preferred Stock cannot compel conversion of the Series A/A-1 Preferred Stock.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

The automatic conversion of the Series Preferred Stock into shares of Common Stock as provided in clause (I) above shall be subject in all circumstances to the closing and consummation of the offer and sale of shares of Common Stock pursuant to any Qualified Public Offering.

{ii) Surrender o( Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of the Series Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(h)        Certificate as to Adjustments: Notice bl' Corporation. Upon any adjustment of the Series A Applicable Conversion Rate, then and in each such case the Corporation shall give written notice thereof, by delivery in person, first class mail, postage prepaid, electronic mail, overnight courier service, telecopy or telex, to the holders of the Series Preferred Stock, which notice shall state the Applicable Series Preferred Conversion Rate resulting from such adjustment, setting forth in reasonable, itemized detail the method upon which such calculation is based.

(i)         Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate(s) representing the shares of Series Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby. In the event some but not all of the shares of Series Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series Preferred Stock which were not converted.

O)         Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series Preferred Stock, the Corporation shall pay to the holder of the shares of Series Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an an1ount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series Preferred Stock being converted.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(k} Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock (including any shares of Series Preferred Stock represented by any warrants, options, subscription or purchase rights for the Series Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock (including any shares of Series Preferred Stock represented by any warrants, options, subscriptions or purchase rights for the Series Preferred Stock), the Corporation shall use all reasonable efforts and take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(/) Forced Conversion on Failure of a Holder of Series B Preferred Stock to Finance a Tranche Closing. The holders of Series B Preferred Stock are required to make additional investments in the Corporation in accordance with milestones (a "Tranche Closing") set forth in a certain Series B Preferred Stock Purchase Agreement (the "Series B Purchase Agreement") pursuant to which the shares of Series B Preferred Stock were originally issued. If any holder of Series B Preferred Stock fails to participate fully for its complete pro rata commitment in any Tranche Closing (a "Defaulting Holder"), the shares of Series B Preferred Stock then held by such Defaulting Holder shall automatically, and without any further action on the part of such Defaulting Holder, be converted into shares Common Stock at the Series B Conversion Rate in effect immediately prior to such conversion. Such Defaulting Holder shall forfeit all of its rights related to the Series B Preferred Stock as set forth herein and in the investment documents set forth in the Series B Purchase Agreement as to such shares of Series B Preferred Stock so converted, and such Defaulting Holder shall be afforded only such rights as are afforded to holders of Common Stock. Notwithstanding the foregoing and for the avoidance of doubt, a holder of Series B Preferred Stock may satisfy its obligation to make additional investments in the Corporation pursuant to the Series B Purchase Agreement by assigning, transferring or otherwise substituting other investor(s) approved in advance by the Board to satisfy such holder's commitment to make additional investments in the Corporation pursuant to the Series B Purchase Agreement. Notwithstanding the foregoing and for the avoidance of doubt, if a holder of Series B Preferred Stock invests less than all of such holder's required commitment in any Tranche Closing (whether the investment commitment for a Tranche Closing is funded by that holder and/or its substituted investor(s)), a number of shares of Series B Preferred Stock previously or to be concurrently issued to such holder equivalent in value to that portion of the investment amount which was not funded by such holder (whether directly by such holder or in conjw1ction with such holder's substituted investor(s)) shall be converted into shares of Common Stock. By way of illustration and example, if a holder of Series B Preferred Stock were required to purchase 300,000 shares of Series B Preferred Stock at a Tranche Closing, and such holder only purchases 200,000 shares (whether directly by such holder or in conjunction with such holder's substituted investor(s)), then 100,000 shares of Series B Preferred Stock previously issued to any such holder shall be converted into Common Stock.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

6, Notices of Record Date. In case at any time: (i) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or iSpecimen Inc. substantially all its assets; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases, the Corporation shall give, by delivery in person, first class mail, postage pre-paid, electronic mail, overnight courier service, telecopy or telex, addressed to each holder of any shares of each series of the Series Preferred Stock at the address of such holder as shown on the books of the Corporation, in the case of any such event, at least ten (IO) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify, the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

7, No Impairment. The Corporation shall not, by amendment, alteration or repeal of this Third Amended & Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Deemed Liquidity Event, any event described in Section 3 hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any oftl1e terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Part A, Sections 1-7 hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series Preferred Stock against impairment.

B.	COMMON STOCK

1.          Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any series of the Preferred Stock whether issued and outstanding as of the date of this instrument or hereafter designated.

2.          Voting Rights. Except as otherwise required by law, this Third Amended & Restated Certificate of Incorporation or the terms of any series of Preferred Stock outstanding or hereafter created, each holder of Common Stock shall have one vote in respect of each share of stock held by the stockholder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and required to be reserved for issuance upon conversion or exchange of, or acquisition of rights to acquire, any outstanding shares of capital stock, and rights to purchase, acquire or subscribe for shares of capital stock, including options, warrants and other Common Stock equivalents) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of all classes and series entitled to vote thereon, voting together as a single class.

3.          Election of Directors. As provided in Section 4 of Part A hereof, the holders of a majority of the outstanding shares of the Common Stock, voting as a single class, shall be entitled to elect one (I) director. At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Common Stock shall constitute a quorum for the election of the designated Director. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy at any meeting relating to tl1e election of directors (calculated after the determination of a quorum) shall then be entitled to elect the Director who serves as the designated representative of the Common Stock as set forth above and in the maimer set forth above. Any such Director may be removed during his or her tenure of office, with or without cause, by and only by the affirmative vote or written consent of holders of a majority of the outstanding shares of Common Stock. Any vacancy in the office of such Director shall be filled by a person appropriately designated by the holders of a majority of the outstanding shares of Common Stock.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

4.           Dividends. Subject to the preferential rights of any series of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

5.           Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation. after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by this Third Amended & Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively, and subject to the preferential or participating rights of the Preferred Stock.

6.           Redemption. The shares of Common Stock are not redeemable except by a contract or agreement approved by the Board, including the Investor Directors.

ARTICLE FIFTH. The Corporation is to have perpetual existence.

ARTICLE SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware: (A) the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; (B) elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide; and (C) The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board.

ARTICLE SEVENTH. The Corporation eliminates the personal liability of each member of its Board to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section l 74 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

If the Delaware General Corporation Law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Any repeal or modification of this Article shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

ARTICLE EIGHTH. Indemnification of Directors and Officers.

(a)         Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to proceedings to enforce tights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was auth01ized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section, the Delaware General Corporation Law or otherwise (hereinafter an "undertaking").

(b)         Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that tl1e indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the indemnitee. No potential indemnitee shall be entitled to advancement of expenses under this Third Amended & Restated Certificate of lncorporation or the By-Laws in any action involving a proceeding by the Corporation against the indemnitee for any claim by the Corporation involving a breach of fiduciary duty of the indemnitee to the Corporation, gross negligence, bad faith, intentional misconduct or unlawful conduct.

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

(a)          Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Third Amended & Restated Certificate of Incorporation, By-law, contract or agreement, vote of stockholders or disinterested directors or otherwise.

(b)          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(c)          Indemnification of Employees or Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the Provisions of this Section with respect to the indemnification and advancement of expenses of directors, and officers of the Corporation.

ARTICLE NINTH. The Corporation reserves the right to amend or repeal any prov1S1on contained in this Third Amended & Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

ARTICLE TENTH. In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other companies or entities, or an employee or principal of an entity that manages or controls such an entity (each, a "Fund"), acquires knowledge of a potential transaction or matter in such person's capacity as a partner, principal or employee of the Fund or the manager or general partner of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a "Corporate Opportunity"). then (i) such Corporate Opportunity shall belong to such Fund, (ii) by providing such Corporate Opportunity to the Fund such director shall, to the extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation; provided, however, that such director acts in good faith and such opportunity was not offered to such director in his or her capacity as a director of the Corporation.

*******

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation

iS1lccimcn Inc.

THIRD AMENDED & RESTATED CERTIFICATE OF INCORPORATION

I, THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21 day of August, 2014, on behalf of the Corporation.

iSpecimen Inc.

By:
Name:	Dr. Christopher Ianelli
Title:	President & Chief Executive Officer

iSpecimen Inc.

Third Amended & Restated Certificate of Incorporation